BLACKBOX SEMICONDUCTOR, INC.

March 17, 2011

Noctua Fund Manager, Inc.
2038 Corte del Nogal, Suite 110
Carlsbad, California 92011

Re:  Amounts Due and Payable Pursuant to Operating Agreement

To whom it may concern:

Reference is hereby made to certain operational, working capital and administrative services rendered by Noctua Fund Manager, LLC (“you”,”your” or “NFM”) to BlackBox Semiconductor, Inc., f/k/a Visitrade, Inc., a Nevada corporation (“we”, “us” or the “Company”).

In connection with the above referenced operational, working capital and administrative services rendered, we acknowledge that, as of January 11, 2011, the Company is indebted to NFM in the amount of $274,000 in past due monthly payments (the “Past Due Debt”) and that NFM has continued, and continues to perform services in good faith to the Company.  The Company hereby agrees to issue to NFM, and by executing hereby NFM agrees to acquire in exchange for the Past Due Debt, a convertible promissory note in the principal amount of $274,000 payable in one year and convertible at $.3425 per share, among other terms, and 150,000, three year callable Common Stock Purchase Warrants exercisable at $1.50 (the “Warrants”), and callable in the event that the trading price of the Company’s common stock exceeds $1.85 per share for a 10 day period as more fully provided in the Warrant. You have also agreed with us that if and to the extent that the Note is assigned, the same shall, by its terms, automatically be deemed converted unless we agree otherwise.

If the foregoing reflects your understanding, kindly counter execute below and return a copy of the same to the Company.

BLACKBOX SEMICONDUCTOR, INC.

By:_____________________________
Name:
Title:
-Accepted and Agreed-

Noctua Fund Manager, LLC

By:____________________
Name:
Title: